2nd Quarter Fiscal 2023 Earnings Slide Deck Exhibit 99.2

Safe-Harbor Statement This presentation contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, financial results and planned financing. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Investors should understand that a number of factors (including but not limited to the lingering effects of the COVID-19 pandemic and related public health measures on plant operations, workforce availability, supply chain availability, and product demand) could cause future economic and industry conditions and the Company’s actual financial condition and results of operations to differ materially from management’s beliefs expressed in the forward-looking statements contained in this presentation. These factors include those outlined in the “Risk Factors” section of the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, and investors are urged to review these factors when considering the forward-looking statements contained in this presentation. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For additional financial statement information, please see the Company’s earnings release dated April 4, 2023.

Second Quarter Summary Revenues decreased $33.9 million compared to prior year Irrigation decreased $32.9 million Infrastructure decreased $0.9 million Operating income increased $9.0 million compared to prior year Irrigation increased $8.1 million Infrastructure increased $1.7 million Corporate expense increased $0.8 million Amounts in millions, except per share amounts Revenue Operating Income (with operating margin) Diluted EPS -17% +23% +49%

Second Quarter and YTD Financial Summary

Current Market Factors As of February 2023, U.S. corn prices have increased 35 percent and soybean prices have increased 8 percent from a year ago. Drought conditions in various regions of the world and the continued conflict between Ukraine and Russia have lowered the supply of commodities and are supporting prices. The USDA current estimate of 2023 net farm income is $136.9 billion, a decrease of 16 percent from 2022. Most of the projected decrease is due to a reduction in government support payments while cash receipts for crops are projected to decrease by 3 percent. Projected net farm income for 2023 remains at a relatively high level historically. Government transition in Brazil resulting in temporary market delays. Inflationary pressure on input costs has moderated, although certain supply chain constraints persist. High farm input costs and increasing interest rates weigh on farmer sentiment. Irrigation Infrastructure The Infrastructure Investment and Jobs Act (IIJA) that was enacted in November 2021 marked the largest infusion of federal investment into infrastructure projects in more than a decade. It included a five-year reauthorization of the Fixing America’s Surface Transportation (FAST) Act. The IIJA introduced $110 billion in incremental federal funding for roads, bridges, and other transportation projects, which the Company anticipates will translate into higher demand for its transportation safety products. Federal investment accounts for approximately 35% of the total transportation spend at the state and local level. State-level budgets for transportation projects are anticipated to increase 13% in 2023. The timing and scope of certain construction projects could be impacted by cost inflation, labor constraints, weather and other factors.

Irrigation Segment North America revenue decreased $10.3 million Lower unit sales volume due to differences in market timing partly offset by higher average selling prices compared to prior year Unit sales volume breakdown by category: Replacement 40%, Conversion 29%, Dryland 31% International revenue decreased $22.6 million Prior year included Egypt project that did not repeat Lower sales volume in Ukraine and Russia Lower sales in Brazil due to lower ordering activity following presidential election in October 2022 Unfavorable foreign currency translation impact of $0.3 million Operating income increased $8.1 million Improved price realization Lower inflationary impact on input costs More favorable margin mix of international revenues Prior year included additional LIFO expense of $2.8 million while current year LIFO impact reduced expense by $1.5 million Prior year included non-recurring costs of $1.8 million related to factory maintenance and outside consulting services Revenue North America International FY22 FY23 Amounts in millions -28% +33% -10% Operating Income (with operating margin)

Infrastructure Segment Total revenue decreased $0.9 million Lower sales of road safety products partly offset by an increase in Road Zipper System® lease revenue Road Zipper project sales similar to prior year Operating income increased $1.7 million More favorable margin mix of revenues Improved price realization Lower inflationary impact on input costs Introduced the TAU-XR™ Crash Cushion at the 2023 ATSSA Expo Easy-to-install Cost-effective-to-repair Minimal downtime for workers to reset upon impact Full commercial launch in fall of 2023 Revenue Amounts in millions -5% +523% Operating Income (with operating margin)

Innovation Leadership: Addressing Global Megatrends Capitalizing on global megatrends Food Security Water Scarcity Land Availability Mobility Safety Increased Safety Standards Aging Infrastructure Megatrends Innovation Leadership Innovative sustainable solutions for growers across the globe Mobilizing global populations safely and sustainably

Strong Commitment to Sustainable Practices Our mission is to provide solutions that conserve natural resources, enhance quality of life for people, and expand our world’s potential. Investing in sustainable technologies Improving our operational footprint Empowering and protecting our people Engaging in our local communities Operating with integrity 1 2 3 4 5

Summary Balance Sheet and Liquidity As of February 28,2023, available liquidity of $156.4 million, with $106.4 million in cash, cash equivalents and marketable securities and $50.0 million available under revolving credit facility We are well-positioned with the strength of our balance sheet to invest in growth opportunities that create value for our shareholders

Summary of Cash Flow

Capital Allocation – A Balanced Approach The Company’s prioritization for cash use: Working capital to support organic growth New product development Capital expenditures - expected to be $15 - $20 million in fiscal 2023 Acquisitions that align with strategic priorities Dividend payments Opportunistic share repurchases Allocation History Other includes debt repayments, net cash sources/uses from note receivables, net investment hedges, stock compensation and related tax benefits. Ending cash includes marketable securities.

Appendix

U.S. Net Farm Income and Net Cash Farm Income Inflation adjusted, 2001-23F 2002-21 average NCFI Note: F = forecast. Values are adjusted for inflation using the U.S. Bureau of Economic Analysis Gross Domestic Product Price Index (BEA API series code: A191RG) rebased to 2023 by USDA, Economic Research Service. Source: USDA, Economic Research Service, Farm Income and Wealth Statistics. Data as of February 7, 2023 $ billion (2022) 2002-21 average NFI

Commodity Prices Soybean Prices Source: Trading Economics Corn Prices

United States Drought Condition Source: US Drought Monitor, March 2022 2023